1838 INVESTMENT ADVISORS FUNDS
                  MBIA MUNICIPAL INVESTORS SERVICE CORPORATION
                            TRANSFER AGENCY AGREEMENT


                  THIS TRANSFER AGENCY AGREEMENT is made as of the 13th day of May, 2004, between 1838 Investment Advisers Funds, a Delaware, business trust (the "Trust"), and MBIA Municipal Investors Service Corporation ("MBIA"), a corporation organized under the laws of the State of Delaware.

                  WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale one or more distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

                  WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

                  WHEREAS, at the present time, the Trust has established two
Series:  1838 International Equity Fund and 1838 Fixed Income Fund;

                  WHEREAS, the Trust desires to avail itself of the services of MBIA to serve as the Trust's transfer agent; and

                  WHEREAS, MBIA is willing to furnish such services to the Trust with respect to each Series listed in Schedule A to this Agreement (each, a "Portfolio," and together the "Portfolios") on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust and MBIA agree as follows:

                  1. Appointment. The Trust hereby appoints MBIA as transfer agent, registrar and dividend disbursing agent for the shares of beneficial interest of the Trust (the "Shares") and as servicing agent in connection with the disbursements of dividends and distributions and as shareholders' servicing agent for the Trust, each such appointment to take effect as of the date first written above, and MBIA shall act as such and perform its obligations thereof upon the terms and conditions hereafter set forth and in accordance with the principles of principal and agent enunciated by the common law.

                  2. Documents. The Trust has furnished MBIA with copies properly certified or authenticated of each of the following:

                           a. The Trust's Declaration of Trust filed with the
Secretary of the State of Delaware on December 9, 1994 and all amendments thereto and restatements thereof;

                           b. The Trust's By-laws and all amendments thereto
and restatements thereof (such
By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

                           c. Resolutions of the Trust's Board of Trustees
authorizing the appointment of MBIA to provide certain transfer agency services to the Trust and approving this Agreement;

                           d. The Trust's Notification of Registration filed



                           e. The Trust's most recent Registration Statement on
Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-87298 ) and under the Investment Company Act (File No. 811-8902), as filed with the SEC relating to shares of beneficial interest in the Trust, and all amendments thereto;

                           f. The Trust's most current Prospectuses and
Statements of Additional Information relating to the Portfolio(s); and

                           g. The executed Trust agreements listed on Schedule
B hereto; and

                           h. If required, a copy of either (i) a filed notice
of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Trust by the CFTC which states that the Trust will not be treated as a "pool" as defined in Section 4. 10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Trust by the CFTC which states that CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator."

                  The Trust will furnish MBIA from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

                  3. Definitions.

                           a. Authorized Person. As used in this Agreement, the
term "Authorized Person" means any officer of the Trust and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Trustees of the Trust to give Oral and Written Instructions on behalf of the Portfolio(s) and certified by the Secretary or Assistant Secretary of the Trust or any amendment thereto as may be received by MBIA from time to time.

                           b. Oral Instructions. As used in this Agreement, the
term "Oral Instructions" means oral instructions actually received by MBIA from an Authorized Person or from a person reasonably believed by MBIA to be an Authorized Person. The Trust agrees to deliver to MBIA, at the time and in the manner specified in Section 4(b) of this Agreement, Written Instructions confirming Oral Instructions.

                           c. Written Instructions. As used in this Agreement,
the term "Written Instructions" means written instructions delivered by hand, mail, telegram, cable, telex or facsimile, signed by an Authorized Person and received by MBIA.

                  4. Instructions Consistent with Declaration of Trust, etc.

                           a. Unless otherwise provided in this Agreement, MBIA
shall act only upon Oral or Written Instructions. Although MBIA may know of the provisions of the Declaration of Trust and Bylaws of the Trust, MBIA may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provision of such Declaration of Trust or Bylaws or any vote, resolution or proceeding of the shareholders, or of the Trustees, or of any committee thereof.

                           b. MBIA shall be entitled to rely upon any Oral
Instructions and any Written Instructions actually received by MBIA pursuant to this Agreement. The Trust agrees to forward to MBIA Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by MBIA by the close of business of the same day that such Oral Instructions are given to MBIA. The Trust agrees that the fact that such confirming Written Instructions are not received by MBIA shall in no way affect the validity of the transactions or enforceability of the transactions authorized by such Oral Instructions. The Trust agrees that MBIA shall incur no liability to the Trust in acting upon Oral Instructions given to MBIA hereunder concerning such transactions, provided such instructions reasonably appear to have been received from an Authorized Person.

                  5. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, MBIA is authorized to take the following actions:

                           a. Issuance of Shares. Upon receipt of a purchase
order from the Distributor, as defined in the Underwriting Agreement between the Trust and the Distributor or a prospective shareholder for the purchase of Shares and sufficient information to enable MBIA to establish a shareholder account or to issue Shares to an existing shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from MBIA's designated bank, MBIA shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus. MBIA shall deposit all checks received from prospective shareholders into an account on behalf of the Trust, and shall promptly transfer all Federal funds received from such checks to the Custodian, as defined in the Custodian Agreement between the Trust and the Custodian. (References herein to "Custodian" shall also be construed to refer to a "Sub-Custodian" if such appointment has been made.) If so directed by the Distributor, the confirmation supplied to the shareholder to mark such issuance will be accompanied by a Prospectus.

                           b. Transfer of Shares; Uncertificated Securities. If
a shareholder does not hold a certificate representing the number of Shares owned and provides MBIA with instructions for the transfer of such Shares which include a signature guaranteed by a commercial bank, trust company or member firm of a national securities exchange and such other appropriate documentation to permit a transfer, then MBIA shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

                           c. Share Certificates. If at any time a Portfolio
issues share certificates, the following provisions will apply:

                                (1) The Trust will supply MBIA with a sufficient
supply of share certificates representing Shares, in the form approved from time to time by the Trustees of the Trust, and, from time to time, shall replenish such supply upon request of MBIA. Such share certificate shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the corporate seal or facsimile thereof of the Trust, and notwithstanding the death, resignation or removal of any officer of the Trust, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to shareholders until MBIA is otherwise directed by Written Instructions.

                                (2) In the case of the loss or destruction of
any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by a surety company approved by MBIA.

                                (3) Upon receipt of signed share certificates,
which shall be in proper form for transfer, and upon cancellation or destruction thereof, MBIA shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

                                (4) Upon receipt of the share certificates,
which shall be in proper form for transfer, together with the shareholder's instructions to hold such share certificates for safekeeping, MBIA shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

                                (5) Upon receipt of written instructions from a
shareholder of uncertificated securities for a certificate in the number of shares in its account, MBIA will issue such share certificates and deliver them to the shareholder.

                           d. Redemption of Shares. Upon receipt of a redemption
order from the Distributor or a shareholder, MBIA shall redeem the number of Shares indicated thereon from the redeeming shareholder's account and receive from the Trust's Custodian and disburse pursuant to the instructions of a redeeming shareholder or his or her agent the redemption proceeds therefor, or arrange for direct payment of redemption proceeds by the Custodian to the redeeming shareholder or as instructed by the shareholder or his or her agent, in accordance with such procedure, and controls as are mutually agreed upon from time to time by and among the Trust, MBIA and the Trust's Custodian.

                  6. Authorized Issued and Outstanding Shares. The Trust agrees to notify MBIA promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act, as amended or termination of the Trust's declaration under Rule 24f-2 of the 1940 Act. The Trust has advised MBIA, as of the date hereof, of the number of Shares (i) held in any redemption or repurchase account, and (ii) registered under the 1933 Act, as amended, which are unsold. In the event that the Trust shall declare a stock dividend, a stock split or a reverse stock split, the Trust shall deliver to MBIA a certificate, upon which MBIA shall be entitled to rely for all purposes, certifying (i) the number of Shares involved, (ii) that all appropriate corporate action has been taken, and (iii) that any amendment to the Declaration of Trust of the Trust which may be required has been filed and is effective. Such certificate shall be accompanied by an opinion of counsel to the Trust relating to the legal adequacy and effect of the transaction.

                  7. Dividends and Distributions. The Trust shall furnish MBIA with appropriate evidence of action by the Trust's Trustees authorizing the declaration and payment of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, MBIA shall in accordance with the instructions in proper form from a shareholder and the provisions of the Trust's Declaration of Trust and Prospectus, issue and credit the account of the shareholder with Shares, or, if the shareholder so elects, pay such dividends or distributions in cash to the shareholder in the manner described in the Prospectus. In lieu of receiving from the Trust's Custodian and paying to shareholders cash dividends or distributions, MBIA may arrange for the direct payment of cash dividends and distributions to shareholders by the Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Trust, MBIA and the Trust's Custodian.

                  MBIA shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to shareholders such returns and information relating to dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Trust, MBIA shall mail certain requests for shareholders' certifications under penalties of perjury and pay on a timely basis, to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable Federal tax laws and regulation.

                  In accordance with the Prospectus, resolutions of the Trust's Trustees that are not inconsistent with this Agreement and are provided to MBIA from time to time, and such procedures and controls as are mutually agreed upon from time to time by and among the Trust, MBIA and the Trust's Custodian, MBIA shall arrange for issuance of Shares obtained through transfers of funds from shareholders' accounts at financial institutions.

                  8. Communications with Shareholders.

                           a. Communications to Shareholders. MBIA will address
and mail all communications by the Trust to its shareholders, including reports to shareholders, confirmations of purchases and sales of Shares, monthly statements, dividend and distribution notices and proxy material for its meetings of shareholders. MBIA will receive and tabulate the proxy cards for shareholder meetings. The Trust has the responsibility for the timely transmission of shareholder materials to MBIA.

                           b. Correspondence. MBIA will answer such
correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between MBIA and the Trust.

                  9. Services to be Performed. MBIA shall be responsible for administering and/or performing transfer agent functions, for acting as service agent in connection with dividend and distribution functions and for performing shareholder account functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Trust's custodian bank in connection with shareholder redemption by check) of the Trust's Shares as set forth in Schedule C. The details of the operating standards and procedures to be followed shall be determined from time to time by agreement between MBIA and the Trust and may be expressed in written schedules which shall constitute attachments to this Agreement.

                  10. Recordkeeping and Other Information.

                           a. MBIA shall maintain records of the accounts for
each Shareholder showing the items listed in Schedule D.

                           b. MBIA shall create and maintain all necessary
records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, and those records pertaining to the various functions performed by it hereunder. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by MBIA for the periods and in the places required by Rule 31a-2 under the 1940 Act.

                  11. Audit, Inspection and Visitation. MBIA shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust or any person retained by the Trust. Upon reasonable notice by the Trust, MBIA shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust or any person retained by the Trust.

                  12. Equipment Failure. In the event of equipment failures beyond MBIA's control, MBIA shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. MBIA shall make reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

                  13. Right to Receive Advice.

                           a. Advice of Trust. If MBIA shall be in doubt as to
any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including Oral or Written Instructions where appropriate.

                           b. Advice of Counsel. If MBIA shall be in doubt as
to any question of law involved in any action to be taken or omitted by MBIA, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Trust or MBIA or the in-house counsel for MBIA, at the option of MBIA).

                           c. Conflicting Advice. In case of conflict between
directions, advice or Oral or Written Instructions received by MBIA pursuant to subsection a of this Section and advice received by MBIA pursuant to subsection b of this Section, MBIA shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                           d. Protection of MBIA. MBIA shall be protected in
any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections a or b of this Section which MBIA, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon MBIA any obligation to seek such direction, advice or Oral or Written Instructions. Nothing in this subsection shall excuse MBIA when an action or omission on the part of MBIA constitutes willful misfeasance, bad faith, negligence or reckless disregard by MBIA of its duties under this Agreement.

                  14. Compensation. Compensation for services and duties performed pursuant to this Agreement is provided in Schedule E hereto. Certain other fees due and expenses incurred pursuant to this Agreement are payable by the Trust or the shareholder on whose behalf the service is performed and are also listed in Schedule E.

                  The Trust shall reimburse MBIA for all reasonable out-of-pocket expenses, as set forth in Schedule E hereto, incurred by MBIA or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

                  The term "out-of-pocket expenses" shall mean the following expenses incurred by MBIA in the performance of its obligations hereunder: the cost of stationery and forms (including but not limited to checks, proxy cards, and envelopes), the cost of postage, the cost of insertion of nonstandard size materials in mailing envelopes and other special mailing preparation by outside firms, the cost of first-class mailing insurance, the cost of external electronic communications, as approved by the Trustees (to include telephone and telegraph equipment and an allocable portion of the cost of personnel responsible for the maintenance of such equipment), toll charges, data communications equipment and line charges and the cost of microfilming of shareholder records (including both the cost of storage as well as charges for access to such records). If MBIA shall undertake the responsibility for microfilming shareholder records, it may be separately compensated therefor in an amount agreed upon by the principal financial officer of the Trust and MBIA, such amount not to exceed the amount which would be paid to an outside firm for providing such microfilming services.

                  15. Use of MBIA's Name. The Trust shall not use the name of MBIA in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved by MBIA prior thereto, provided, however, that MBIA shall approve all uses of its name which merely refer in accurate terms to its appointments hereunder or which are required by the SEC or a state securities commission and, provided further, that in no event shall such approval be unreasonably withheld.

                  16. Use of Trust's Name. MBIA shall not use the name of the Trust or the Portfolios of the Trust or material relating to the Trust or the Portfolios on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved prior thereto, provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of MBIA hereunder or which are required by the FDIC, the SEC or a state securities commission, and, provided, further, that in no event shall such approval be unreasonably withheld.

                  17. Security. MBIA represents and warrants that the various procedures and systems which MBIA has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) the Trust's blank checks, records and other data and MBIA's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

                  18. Insurance. Upon request MBIA shall provide the Trust with details regarding its insurance coverage, and MBIA shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. MBIA shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by MBIA under its insurance coverage.

                  19. Assignment of Duties to Others. Neither this Agreement nor any rights or obligations hereunder may be assigned by MBIA without the written consent of the Trust. MBIA may, however, at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under the Securities Exchange Act of 1934 to act as a transfer agent, as its agent to carry out such of the services to be performed under this agreement as MBIA may from time to time direct; provided, however, that the appointment of any agent shall not relieve MBIA of any of its responsibilities or liabilities hereunder.

                  20. Indemnification.

                           a. The Trust agrees to indemnify and hold harmless
MBIA, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any act or omission which MBIA takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral or Written Instructions. Neither MBIA nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of MBIA's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                           b. MBIA agrees to indemnify and hold harmless the
Trust from all taxes, charges, expenses, assessments, claims, liabilities (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses (including without limitation reasonable attorneys' fees and disbursements) arising directly or indirectly out of MBIA's or its directors', officers', employees', agents' and representatives' willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                           c. In order that the indemnification provisions
contained in this Section 20 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

                  21. Responsibility of MBIA. MBIA shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by MBIA in writing. MBIA shall be obligated to exercise due care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing services provided for under this Agreement. MBIA shall be liable for any damages arising out of or in connection with MBIA's performance of or omission or failure to perform its duties under this Agreement to the extent such damages arise out of MBIA's negligence, reckless disregard of its duties, bad faith or willful misfeasance.

                  Without limiting the generality of the foregoing or of any other provision of this Agreement, MBIA, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which MBIA reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond MBIA's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, under which circumstances MBIA shall take maximum actions to minimize loss of data therefor.

                  22. Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

                  MBIA and the Trust shall regularly consult with each other regarding MBIA's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to MBIA at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements (including exhibits) under the 1933 Act and the 1940 Act, and a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in MBIA's obligations hereunder shall be subject to MBIA's approval, which shall not be unreasonably withheld. In the event that such change materially increases the cost to MBIA of performing its obligations hereunder, MBIA shall be entitled to receive reasonable compensation therefor.

                  23. Duration, Termination, etc.

                  This Agreement shall become effective as of the date first written above, and shall continue in effect until December 31, 2004. This Agreement may be terminated at any time by six months' written notice given by MBIA to the Trust or six months' written notice given by the Trust to MBIA; and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by MBIA in the event that such cause remains unremedied for a period of time not to exceed ninety days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Section 20 hereof.

                  Upon the termination hereof, the Trust shall reimburse MBIA any fees incurred as a result of the termination for any out-of-pocket expenses reasonably incurred by MBIA including or during the period prior to the date of such termination. In the event that the Trust designates a successor to any of MBIA's obligations hereunder, MBIA shall, at the expense and direction of the Trust, transfer to such successor a certified list of the shareholders of the Trust (with name, address, and, if provided, tax identification or Social Security number), a complete record of the account of each shareholder, and all other relevant books, records and other data established or maintained by MBIA hereunder. MBIA shall be liable for any losses sustained by the Trust as a result of MBIA's failure to accurately and promptly provide these materials.

                  24. Registration as a Transfer Agent. MBIA represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. MBIA agrees that it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent. Should MBIA fail to be registered as a transfer agent at any time during this Agreement, the Trust may, on written notice to MBIA, immediately terminate this Agreement.

                  25. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

                  26. Further Actions. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof

                  27. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  28. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

                  29. Shareholder Liability. MBIA acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Declaration of Trust. MBIA agrees that the Trust's obligations hereunder shall be limited to the Trust, and that MBIA shall have recourse solely against the assets of the Portfolio with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Portfolio or against any shareholder, Trustee, officer, employee, or agent of the Trust.

                  30. Miscellaneous. Both parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two counterparts, each of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.

                                          1838 INVESTMENT ADVISORS FUNDS

                                          By: /s/ W. Thacher Brown, President
                                          ------------------------------------
                                          W. Thacher Brown, President


                                          MBIA MUNICIPAL INVESTORS
                                          SERVICE CORPORATION

                                          By: /s/ Richard J. Walz
                                          -----------------------------------
                                          Richard J. Walz, Director-MBIA-MISC

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE C

                         1838 INVESTMENT ADVISORS FUNDS
                            Services to be Performed

MBIA will perform the following functions as transfer agent on an ongoing basis with respect to each Portfolio:

                  a. furnish state-by-state registration reports to the Trust's blue sky service provider;

                  b. provide toll-free lines for direct shareholder use relating to account specific information, plus customer liaison staff with on-line inquiry capacity;

                  c. mail duplicate confirmations to dealers and other financial institutions ("Service Organization") of their clients' activity, whether executed through the Service Organization or directly with MBIA;

                  d. provide detail for underwriter or Service Organization
                     confirmations and other Service Organization shareholder accounting, in accordance with such procedures as may be agreed upon between the Trust and MBIA;

                  e. provide shareholder lists and statistical information
                     concerning shareholder accounts to the Trust;

                  f. provide timely notification of Portfolio activity and such other information as may be agreed upon from time to time between MBIA and the Portfolio or the Custodian, to the Trust or the Custodian; and

                  g. with respect to dividends and distributions, prepare and file required reports with the Internal Revenue Service ("IRS"), prepare and mail reports to shareholders as required by the IRS and described in the Prospectus and Statement of Additional Information.

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE D

                         1838 INVESTMENT ADVISORS FUNDS
                               Shareholder Records

MBIA shall maintain records of the accounts for each shareholder showing the following information:

                  a. name, address and United States Tax Identification or
                     Social Security number;

                  b. number of Shares held and number of Shares for which
                     certificates, if any, have been issued, including certificate numbers and denominations;

                  c. historical information regarding the account of each
                     shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  d. any stop or restraining order placed against a
                     shareholder's account;

                  e. any correspondence relating to the current maintenance of a shareholder's account;

                  f. information with respect to withholding; and,

                  g. any information required in order for MBIA to perform any calculations contemplated or required by this Agreement.

                            TRANSFER AGENCY AGREEMENT

                                   SCHEDULE E

                         1838 INVESTMENT ADVISORS FUNDS
                                  Fee Schedule

For the services MBIA provides under the Transfer Agency Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust") agrees to pay MBIA a fee for transfer agency services as follows, subject to a minimum of $20,000 with respect to each Portfolio listed below beginning at each Portfolio's commencement of operations, per annum, plus out-of-pocket expenses, all payable monthly:

           Type of Trust/Account                     Fee Per Annum/Account

Annual Dividend                                             $10.00
Semi-Annual Dividend                                        $10.00
Quarterly Dividend                                          $10.00
Monthly Dividend                                            $15.00
Daily Dividend                                              $18.00


Portfolios:

                         1838 International Equity Fund
                             1838 Fixed Income Fund


Out-of-Pocket Expenses:

Out-of-pocket expenses shall be reimbursed by the Trust to MBIA or paid directly by the Trust. Such expenses include but are not limited to the following:

                  a. Toll-free lines (if required)
                  b. Forms, envelopes, checks, checkbooks
                  c. Postage (bulk, pre-sort first-class at current prevailing rates)
                  d. Hardware/phone lines for remote terminal(s) (if required)
                  e. Microfiche/Microfilm
                  f. Wire fees for receipt or disbursement
                  g. Mailing fees
                  h. Cost of proxy solicitation, mailing and tabulation (if
                     required)
                  i. Certificates issuance
                  j. Record retention storage
                  k. Development/programming costs/special projects - time and material
                  l. ACH transaction charges
                  m. B" notice mailings
                  n. Locating lost shareholders in anticipation of escheating
                  o. Trust's NSCC membership fees and transaction costs,
                     including broker related maintenance charges